UNITED STATES
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Equal Energy Ltd.

(Name of Registrant as Specified In Its Charter)

Montclair Energy, LLC
W. Cobb Hazelrig
Frederick G. Wedell

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Montclair Energy Notes deficiencies of equal energy ltd. Sale Agreement with PetroFlow

Birmingham, Alabama – December 16, 2013

Montclair Energy, LLC ("Montclair") today expressed its concerns about the terms of the December 6, 2013 Arrangement Agreement entered into by Equal Energy Ltd. (NYSE: EQU; TSX: EQU) ("Equal Energy" or the “Company”) and PetroFlow Energy Corporation (“PetroFlow”) providing for the acquisition of Equal Energy by a subsidiary of PetroFlow pursuant to a plan of arrangement at a price of US$5.43 per common share. Collectively, the principals of Montclair hold approximately 5% of Equal Energy’s common shares.

Montclair and its principals view the PetroFlow transaction as wholly inadequate on numerous grounds, including value, the uncertainty of financing and process. Montclair agrees with the analysis of Lawndale Capital Management in its December 10, 2013 press release which noted, with improved operational efficiency, the Company could afford increased borrowings to fund a sizable stock buyback and generate a higher sustainable dividend, creating more value for shareholders than the $5.43 per share proposed in the PetroFlow transaction.

Chip Hazelrig, a principal of Montclair, stated, “As long suffering shareholders of Equal Energy, we have for some time recognized that the market has undervalued the Company. However, we know that our fellow shareholders are patient investors who are willing to support changes that will restore the value of the Company’s shares and give them the opportunity to realize the full potential value of their investment. Shareholders should not have to sell out in a transaction that undervalues the Company. Like Lawndale, we are prepared to reject the PetroFlow transaction in favor of restoring more astute managers who can maximize the value of the Company’s Hunton properties and take the right steps with the Company’s balance sheet.”

Montclair expressed an interest in acquiring Equal Energy in February, 2013. Montclair’s expression of interest followed the conclusion of the strategic review process carried out by the Equal Energy Board in 2012 that had failed to result in a sale transaction for the Company. Most of the Company’s assets in the Hunton formation of Oklahoma (which constitute the principal assets of the Company) were initially explored, owned and operated by Montclair’s principals through their former company Altex Resources Inc. Following the conclusion of the 2012 strategic review, Montclair recognized that existing management was not effectively operating the Company’s assets and that there was considerable room for the creation of value by taking the Company private. These efforts to acquire the Company, were rejected by the Board and in addition, some Equal Energy shareholders, including Lawndale, expressed their view that Montclair’s proposed offer price undervalued the Company.

Montclair notes the following deficiencies in the PetroFlow transaction:

Undervaluing the Company: The price of US$5.43 would deprive shareholders of significant inherent value in their shares that could be realized through proper management. Montclair believes that the better alternative for Equal Energy shareholders is to replace the current board of directors and management of the Company with directors and managers who have proven records of operating in the Hunton formation profitably and efficiently and giving such directors a mandate to take the steps necessary with respect to the Company’s balance sheet to enhance shareholder value. Such steps could include a substantial share buy-back that could be financed through modest increased borrowings and which would allow for a sustainable increase to the Company’s dividend while still meeting the higher debt service payments.

Cancellation of Dividends: The Arrangement Agreement provides for the cancellation of all undeclared dividends prior to closing. This means that shareholders will not receive the value of the dividends that they would otherwise receive in the first and potentially second quarter of 2014, in effect subsidizing the acquisition cost for PetroFlow.

Highly Conditional on Financing: The PetroFlow transaction is subject to a very high level of uncertainty with respect to the ability of PetroFlow to finance the transaction. The Arrangement Agreement requires only that PetroFlow use “commercially reasonable efforts” to obtain financing for the transaction. Should those efforts prove to be unsuccessful, PetroFlow has no obligation to close and would suffer no penalty (contrary to the Company’s suggestion otherwise in its December 9, 2013 press release). Moreover, PetroFlow (a private company whose financial resources are unknown) has made no representation regarding its own financial resources or the amount of equity that it will commit to the acquisition. In Montclair’s experience, this is a negligible commitment to the transaction. This is particularly disappointing in light of PetroFlow’s history as a corporate entity that only emerged from bankruptcy proceedings in late 2011.

Given the difficulty that Equal Energy would have in proving that PetroFlow had not used commercially reasonable efforts to obtain financing, the Equal Energy Board has effectively granted PetroFlow a free six-month option to acquire the Company. The highly conditional nature of the PetroFlow transaction is important information that was not disclosed in the Company’s December 9th press release.

Preclusive Exclusivity Provisions: The Arrangement Agreement unduly restricts Equal Energy from seeking superior offers. Such restrictions are inappropriate given the conditional nature of PetroFlow’s obligations. Moreover, although PetroFlow would be able to walk from the transaction without penalty if it is unable to obtain the necessary financing, Equal Energy is required to pay a US$2 million break-up fee to PetroFlow if the Company accepts a better offer.

Timing of Transaction: After an extremely long strategic review process that followed a failure to sell the Company in 2012, the Company has given PetroFlow more than six months to complete the acquisition. This length of time cannot be justified on the basis of regulatory approvals. The length of time allowed for the completion of the transaction could result in further erosion to the consideration that shareholders will receive for their shares.

Convertible Debentures: The Company’s convertible debentureholders should be particularly concerned about the ability of PetroFlow to finance the required follow-on offer for their debentures. Such offer would only be made after the closing of the acquisition of the common shares by PetroFlow. This leaves convertible debentureholders at the risk that PetroFlow will be unable to finance the follow-on offer. Moreover, the obligation to make the follow-on offer will be an obligation of a subsidiary of PetroFlow and not PetroFlow itself.

Insider Participation and Enrichment: In light of the long standing relationships between PetroFlow, its former subsidiary North American Petroleum Corporation USA (NAPCUS) and the Company and its predecessor Enterra Energy Trust, Montclair believes that Equal Energy must provide greater transparency into the process that resulted in the PetroFlow transaction to assure shareholders that the transaction was negotiated on an arm’s length basis. The Company has not yet disclosed to shareholders to what extent existing management will have an ongoing role or receive collateral benefits in connection with PetroFlow’s acquisition. In addition, Montclair is concerned that the PetroFlow transaction presents management with an opportunity to realize a quick profit from the acceleration of options and opportunistic share purchases and grants. In particular, Montclair notes that following its February 27, 2013 offer to acquire the Company, but prior to any public disclosure of its offer which did not occur until March 25, 2013, the Company granted 153,090 restricted shares to Don Klapko, the Company’s Chief Executive Officer, all of which will vest in connection with the closing of the PetroFlow transaction. At the time of the grant the price of the Company’s common shares traded at a significant discount to the price offered by Montclair and the proposed acquisition price in the PetroFlow transaction.

ADDITIONAL INFORMATION

Montclair may decide to nominate a slate of independent directors that would exercise their independent judgement and duties as directors of Equal Energy and consider all alternatives to the PetroFlow transaction that would maximize value for the shareholders. If so, Montclair would file a proxy statement with the U.S. Securities and Exchange Commission ("SEC"). Any definitive proxy statement will also be mailed to stockholders of Equal Energy. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, would then also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available. INVESTORS AND SECURITY HOLDERS OF EQUAL ENERGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED NOMINEES. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Montclair through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Montclair, W. Cobb (Chip) Hazelrig and Frederick G. Wedell may be deemed to be participants in any proxy solicitations that may be made by Montclair. Mr. Hazelrig and Mr. Wedell own 100% of the equity interests in Montclair. Collectively Mr. Hazelrig and Mr. Wedell are the beneficial owners of approximately 5% of the outstanding common shares of Equal Energy.

For further information please contact:

W. Cobb Hazelrig

Montclair Energy

(205) 803-0034